UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PLX TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
PAUL J. SOLIT
ERIC B. SINGER
MARTIN COLOMBATTO
STEPHEN DOMENIK

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Potomac Capital Partners II, L.P., together with the other Participants named herein (collectively, “Potomac”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of PLX Technology, Inc.  Potomac has made a definitive filing with the SEC of a proxy statement and an accompanying GOLD proxy card in connection with the Annual Meeting.

On December 9, 2013, Potomac issued the following press release:

Institutional Shareholder Services Recommends PLXT Stockholders Vote the GOLD Proxy Card to Elect Potomac Capital’s Full Slate of Nominees at the 2013 Annual Meeting

States Potomac Capital Has Made a Strong Case for Change at the Board Level

New York, NY – December 9, 2013 – Potomac Capital Partners II, L.P., a Delaware limited partnership (together with its affiliates, “Potomac”), beneficially owning approximately 10.3% of the outstanding common stock of PLX Technology, Inc., a Delaware corporation (“PLX” or the “Company”), announced today that Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, has recommended that stockholders of PLX vote on Potomac’s GOLD proxy card to support the election of all three of its director nominees -- Martin Colombatto, Stephen Domenik and Eric Singer – to the PLX Board of Directors (the “Board”).  ISS recommended that PLX stockholders “DO NOT VOTE” on the Company’s white proxy card.

Potomac urges all stockholders to vote the GOLD proxy card to support the election of its three highly qualified nominees to the Board at the 2013 Annual Meeting of Stockholders scheduled for December 18, 2013 (the “2013 Annual Meeting”).

Eric Singer of Potomac remarked, “We are extremely pleased to have received ISS’ strong support and affirmation that change is needed at PLX.  If our nominees are appointed to the Board, we believe 2014 will mark the beginning of a new direction at PLX, led by an improved Board with the right mix of skills to maximize the value of PLX for all stockholders.  As the largest stockholder of PLX, I further believe I will bring much needed accountability to the Board that has for far too long remained unvested stewards of stockholder capital, as evidenced by the Board’s willingness to waste stockholder resources on a proxy fight.”

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest.  In its report, ISS focused on the Company’s poor operating and share price performance, strategic track record, and governance profile.  Based on its analysis, ISS found that Potomac has “made a strong case for change at the board level and have nominated qualified candidates who are likely to bring a fresh perspective to the board.”

In expressing its concerns with PLX’s poor operating and share price performance, ISS cited, “Management’s inability to achieve revenue growth and poor track record of providing accurate guidance.”

ISS further noted, “The deteriorating operating performance supports the dissident’s challenge and its supposition that the recent run-up in the stock price is not the result of meaningful improvements in operating fundamentals.”

In expressing its concerns with PLX’s strategic track record, ISS noted:

“Regarding the dissident claim that recent acquisitions have caused significant losses at the added expense of diluting shareholders in the process, we note the company recorded impairment charges of $54.3 million and $40 thousand in 2008 and 2009 respectively. And while the company disputes that the recent acquisitions of Oxford Semiconductor in 2009 and Teranetics in 2010 has failed to create shareholder value, it is apparent the Teranetics has failed to achieve management’s expectations.”

In noting that stockholder activism has played a role in motivating the Board to pursue strategic alternatives, undertake cost saving initiatives, and refocus the Company on its core business, ISS remarked:

“IDTI’s offer to buy the company in April 2012 represented a 76% premium to the PLXT’s unaffected share price and likely signaled the potential value of the company. The announcement this merger combined with the company’s subsequent cost savings initiatives, divestitures of unprofitable business segments and renewed focus on PCI Express has benefited shareholders. However, as highlighted in the timeline, it seems apparent that shareholder activism provided the catalyst for change.”

“The dissident’s claim that the board has been reactive in adopting value enhancing initiatives, and has done so only when pressured by shareholders appears to have some merit.”

In expressing its concerns with PLX’s governance practices, ISS stated:

“ISS believes that shareholders should have a voice in matters that affect their rights as owners. In particular, removal of the right to act by written consent in lieu of an annual meeting infringes on shareholders’ ability to take action between annual meetings and could promote management or board entrenchment. While the written consent right was subsequently reinstated, the board has not disclosed a rationale for any of the amendments. Additionally any right that may be abolished at will by the board without an explanation is not likely to inspire shareholder confidence. As owners of the company shareholders should have the opportunity to opine on amendments that materially affect their rights and could serve to entrench management or the board. At the very least, shareholders should expect a board to disclose its rationale for amending the bylaws. The failure to submit these amendments to shareholder approval may demonstrate poor stewardship on the part of the board.”

In conclusion, ISS stated, “We believe, given the board’s track record, shareholders lack of confidence in the board’s and management’s ability to unlock shareholder value through an exploration of strategic alternatives or overseeing a successful standalone operation is justified.”

In recommending that stockholders vote on the GOLD proxy card, ISS stated:

“The complementary skills and experience of dissident nominees Colombatto, Domenik and Singer appear suited to address the company’s performance and strategic decision-making issues, particularly as they pertain to issues of strategic direction, sales growth sustainability, and product development which we believe are the fundamental issues facing the board.”

“Colombatto’s 30 years of industry experience in engineering, product development, sales, marketing and M&A appear to position him well to serve as a director. Additionally, his executive leadership experience may prove valuable in the board’s decision making process. Domenik brings over 20 years of industry and public board which will likely prove valuable in improving the board’s alignment and communication with shareholders. Additionally, he brings executive leadership skills having served as CEO of two high-tech companies. Lastly, Singer brings public board experience, and, as the co-managing member of Potomac Capital - that holds 10.3% of PLXT shares - brings the perspective of a large shareholder that would likely be aligned with all shareholders. Together, should the company engage in strategic discussions in the future, the dissident nominees combined knowledge and experience within the sector and transactional experience might well provide additional benefits to shareholders and the board.”

Potomac urges all PLX stockholders to support ISS’ calls for change on the Board by voting the GOLD proxy card today to elect all of Potomac’s highly qualified nominees, at the 2013 Annual Meeting.

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners LLC
(212) 297-0720
(877) 869-0171 (toll-free)
info@okapipartners.com